                                                                                    News
                                                          Release
                            Vectren Corporation
                                                      P.O. Box 209
                                                                          Evansville, IN  47702-0209

October 29, 2007
FOR IMMEDIATE RELEASE
Media contact:  Mike Roeder, (812) 491-4143 or mroeder@vectren.com
Investor contact:  Steve Schein (812) 491-4209 or sschein@vectren.com

Chapman Promoted to Vectren President

Evansville, Ind.  –  Long-time Vectren executive Carl L. Chapman has been named President and Chief Operating Officer of Vectren Corporation (NYSE: VVC). Niel C. Ellerbrook remains chairman and CEO of the company. The Vectren Board of Directors approved the promotion today to be effective Nov.1.

“Carl continues to be one of our organization’s most trusted leaders. He has not only been the architect of many of our innovative utility initiatives, but much of our nonutilty business portfolio as well. ” said Ellerbrook.  “He is a strong visionary and a seasoned industry executive.”

“I’m honored to accept this challenge and appreciate the board’s confidence and support from our management team,” Chapman said. “Since the merger in 2000, Vectren has led many important statewide utility issues and has been an important voice in the ongoing national energy policy debate. I will continue engaging our talented employees to grow our utility and nonutility businesses in a way to make our customers, investors and communities proud. We will build on our conservation programs in Indiana and Ohio, look for additional renewable energy options and ensure the enterprise is positioned for sustained, long-term growth.”

Chapman was named executive vice president and chief operating officer of Vectren in 2004.  The Carmel, Ind. native previously served as executive vice president of Vectren Corporation as well as president of Vectren Enterprises, Vectren’s holding company for its nonregulated subsidiaries and affiliates.  He also has experience as the executive vice president and chief financial officer of Indiana Energy Inc., a Vectren predecessor company, and helped form and served as president of ProLiance Energy, the company’s largest nonregulated affiliate, where he is still chairman.

He began his career in the energy industry in 1985 with Indiana Gas Company where he served in a number of roles including senior vice president of corporate development, vice president of planning, and director of planning, budgeting and investor relations.

Chapman, 52, received a bachelor’s degree in accounting, graduating summa cum laude from Ball State University.  He began his career with Arthur Andersen, remaining there until joining Indiana Gas.

He serves on the board of directors for Evansville’s Youth First, the Children’s Museum of Evansville and the Indiana Humanities Council, and serves on the Board of Advisors for the University of Southern Indiana Business School.

About Vectren

Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind.  Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.